Exhibit 4.28

Business Operation Agreement

THIS BUSINESS OPERATION AGREEMENT (“this Agreement”) is entered into among the following parties (“the Parties”) in Beijing, China as of February 12, 2011.

Party A:	Beijing Perfect World Software Co., Ltd.
Address:	Building 306, No. 86 Beiyuan Road, Chaoyang District, Beijing, PRC

Party B:	Beijing Perfect Moment Pictures Co., Ltd.
Address:	Room 8152, No. 3 Xijing Road, Badachu Science and Technology Park, Shijingshan District, Beijing, PRC

Party C:

Michael Yufeng CHI

ID Number: 110108197109148935

Address: Room 302, Unit 6, Building 5, Yichengdongyuan Community, Haidian District, Beijing, PRC

Tian LIANG

ID Number: 110102197006282316

Address: Room 22, Unit 1, Building 4, Yingchunyuan Community, Haidian District, Beijing, PRC

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”);

2.	Party B is a limited liability company duly incorporated and registered under PRC law, which is engaged in the business of film and television program production and distribution;

3.	Party C are the shareholders of Party B (“Party B shareholders”), which hold 100% equity of Party B.

4.	Perfect World (Beijing) Pictures Co., Ltd. (”PW Pictures”) is a wholly-owned subsidiary of Party B. Party A and PW Pictures have established the business relationship by signing the Development Cooperation Agreement, Exclusive Technology Support and Services Agreement and other agreements (the “Business agreements”) on February 12, 2011. Pursuant to these agreements, PW Pictures shall make payments to Party A. Thus, Party B and PW Pictures’ daily business activities will have a material influence on PW Pictures’ ability of making payments to Party A; Hence, all parties agree to make the following arrangements to the business operation of Party B and PW Pictures.

NOW, THEREFORE, through friendly negotiations and abiding by the principle of equality and mutual benefit, the Parties hereby agree as follows:

1. Prohibitions

In order to ensure that PW Pictures performs obligations on under the above Business Agreements signed with Party A and Party B and PW Pictures perform obligations assumed directly or indirectly towards Party A, Party B’s Shareholders hereby acknowledge and agree that without the prior written consent of Party A or other party as designated by Party A, Party B and PW Pictures will not be engaged in any transaction as may substantially influence their assets, business, personnel, obligations, rights or operations as confirmed by Party A, including, but not limited to, the following:

1.1	Engage in any activity beyond their normal business scope;

1.2	Obtain a single loan of over RMB 400,000 from any third party or assume any debt of over RMB 400,000;

1.3	Change or dismiss any of their directors or remove and replace any of their officers;

1.4	Sell or acquire assets or rights to or from any third party, including, but not limited to, any intellectual property rights;

1.5	Provide a guarantee for any third party through their assets or intellectual property rights or any other form of guarantee or set any encumbrance on their assets;

1.6	Amend their articles of association or change their business scope;

1.7	Change their normal business procedures or amend any of their important rules and regulations; or

1.8	Transfer the equity of any subsidiary, jointly owned company or any other affiliates of Party B and PW Pictures;

1.9	Transfer their rights and obligations under this Agreement to any third party.

2. Operations, Management and Personnel Arrangement

2.1	Party B, PW Pictures and Party B’s Shareholders hereby agree to accept and comply with the advices raised by Party A from time to time regarding Party B and PW Pictures’ employment and dismissal of employees, daily operations, management and financial management system.

2.2	Party B, PW Pictures and Party B’s Shareholders hereby agree that Party B’s Shareholders will elect the nominees designated by Party A as Party B and PW Picture’s directors in accordance with the procedures specified by laws, regulations and articles of association, and assure that such directors will elect the nominee recommended by Party A as Party B and PW Pictures’ chairman of the board and appoint the personnel nominated by Party A as Party B and PW Pictures’ general manager, chief financial officer and other officers.

2.3	Where any of the above directors or officers designated by Party A no longer serves Party A (whether he/she resigns or is dismissed by Party A), he/she will be bereft of the qualification of any position at Party B and PW Pictures. In this case, Party B’s Shareholders will elect another person designated by Party A to fill this vacancy.

2.4	For the purpose of Article 2.3 hereof, Party B’s Shareholders will take any and all necessary internal and external procedures to fulfill the foregoing dismissal and employment in accordance with laws, articles of association and this Agreement.

2.5	Party B’s Shareholders hereby agree to sign the power of attorney in Exhibit 1 attached hereto while this Agreement is signed. According to this power of attorney, Party B’s Shareholders will irrevocably authorize Party A’s designee to exercise their shareholder’s rights and also to exercise all voting rights of Party B’s Shareholders at Party B’s shareholders’ general meetings. Party B’s Shareholders further agree to replace the authorized person in the power of attorney hereof upon request by Party A from time to time.

3. Other Provisions

3.1	Upon the termination or expiry of any agreement among Party A, Party B and PW Pictures, Party A shall be entitled to decide whether or not to terminate all other agreements among Party A, Party B and PW Pictures including, but not limited to, the Business Agreements.

3.2	Considering that Party A , Party B and PW Pictures have established a business relationship by signing the Business Agreements, Party B and PW Pictures’ daily business activities will have a material influence on the PW Picture’s ability of making payments to Party A and Party B is the sole shareholder of PW Pictures, Party B’s Shareholders agree that to the extent permitted by Chinese policies as well as relevant laws and regulations, all dividends or other earnings or interests (in whatsoever forms) obtained by them from Party B in the capacity of Party B’s shareholders shall be forthwith paid or transferred, when realized, to Party A without any additional conditions.

4. Entirety and Amendments

4.1	This Agreement, along with all agreements and/or documents stated or contemplated herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, understandings and communications among the Parties with respect to the subject matter hereof, whether oral or written.

4.2	This Agreement may be amended by a written instrument signed by the Parties. All amendments and supplements to this Agreement duly signed by the Parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

5. Applicable Law

The execution, validity, performance and interpretation of and settlement of disputes in connection with this Agreement shall be governed and construed by the PRC laws.

6. Settlement of Disputes

6.1	Any dispute arising in connection with the interpretation and performance of the provisions under this Agreement shall be settled by the Parties in good faith and through amicable negotiations. In case no settlement can be reached, either party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Beijing and language of proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.

6.2	Except for the matters involved in a dispute, the Parties shall continue to perform their respective obligations under this Agreement in good faith.

7. Notices

Any notice required to be made by the Parties when performing the rights and obligations under this Agreement shall be in writing and delivered to the following addressees by personal delivery, registered or certified mail (postage prepaid), recognized courier service or fax:

Party A: Beijing Perfect World Software Co., Ltd.

Address: Building 306, No. 86 Beiyuan Road, Chaoyang District, Beijing, PRC

Fax: 57805208

Tel.: 57805201

Attention:: Yonghong Huang

Party B: Beijing Perfect Moment Pictures Co., Ltd.

Address: Room 8152, No. 3 Xijing Road, Badachu Science and Technology Park, Shijingshan District, Beijing, PRC

Fax: 57805730

Tel.: 57805726

Attention: Jing Hu

Party C:

Michael Yufeng CHI

Address: Room 302, Unite 6, Building 5, Yichengdongyuan Community, Haidian District, Beijing, PRC

Fax: 57805730

Tel.: 57805726

Tian LIANG

Address: Room 22, Unite 1, Building 4, Yingchunyuan Community, Haidian District, Beijing, PRC

Fax: 57805730

Tel.: 57805726

8. Effectiveness, Term and Miscellaneous

8.1	Party A’s written consent, advice and designation and other decisions having a significant impact upon Party B or PW Pictures’ daily operations under this Agreement shall be subject to the Board of Directors of Party A.

8.2	This Agreement shall be signed by the Parties and come into effect as of the date first above written. The valid term of this Agreement shall be from the signing date of this Agreement to August 21, 2026.

8.3	Within the valid term of this Agreement, Party B and Party B’s Shareholders shall not terminate this Agreement prematurely. Party A is entitled to terminate this Agreement at any time by giving a written notice 30 days in advance to Party B or Party B’s Shareholders.

8.4	Should any provision of this Agreement be held illegal or unenforceable by applicable law, such provision shall be deemed deleted from this Agreement and become invalid, but all other provisions of this Agreement shall remain in full force and effect. It shall be deemed that such deleted provision is not incorporated herein from the very beginning. The Parties shall negotiate to replace such deleted provision with a legal and valid provision accepted by the Parties.

No failure on the part of either party in exercising any right, power or privilege under this Agreement shall be treated as a waiver thereof, nor does any single or partial exercise preclude the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, all the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and the year first above written.

(signature page, no text below)

Party A:Perfect World (Beijing) Software Co., Ltd. (seal)

Representative By:

Party B:Beijing Perfect Moment Pictures Co., Ltd. (seal)

Representative By:

Party C:

/s/ Michael Yufeng CHI

/s/ Tian LIANG

Date: February 11, 2011